Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 28, 2006, except for Note No. 8, as to which the date is March 31, 2006, accompanying the consolidated financial statements in the Annual Report of Phoenix Footwear Group, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Phoenix Footwear Group, Inc. on Form S-8 (File No. 333-117245, effective July 8, 2004, File No. 333-116391, effective June 10, 2004 and File No. 333-69066, effective September 7, 2001).
Grant Thornton LLP
Los Angeles, California
March 31, 2006